SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              ---------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) December 7, 2000


                                   AGWAY INC.
             (Exact name of registrant as specified in its charter)


Delaware                           2-22791                            15-0277720
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(State or other jurisdiction     (Commission                       (IRS Employer
of incorporation)                File Number)                Identification No.)


333 Butternut Drive, DeWitt, New York                                      13214
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(Address of principal executive offices)                              (Zip Code)



        Registrant's telephone number, including area code (315) 449-6436









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ITEM 5.   OTHER EVENTS

On December 7, 2000, the Board of Directors of Agway Inc. ("Agway") approved a plan to realign the Agriculture segment of Agway's business (the "Plan"). The Plan is intended to realign the Agriculture segment with the continuing concentration of farming and our member farmers in the northeastern United States and to convert the segment's historic operating losses to profits by fiscal 2003. The Plan calls for the formation of a Feed Division and an Agronomy Division that will be structured to enable Agway to act as an aggressive wholesaler of its agricultural products in its traditional marketplace and as an aggressive retailer in select markets. It is expected that this realignment will take 18 months to complete and will involve the conversion of some existing Agway-owned facilities to dealer operations, as well as the sale or closing of some existing Agway-owned facilities. It is probable that there will be costs for such items as severance pay and inventory liquidation which will contribute to losses during the transition period. Further, it is also expected there will be gains, and possibly losses, related to the sale, shut-down or conversion of facilities. The level of gain or loss will be determined on a transaction-by-transaction basis over the transition period and cannot presently be reasonably estimated. Once costs associated with these plans can be reasonably estimated, these costs will be accrued and, to the extent material, disclosed when appropriate. During this transition period, we expect continued losses from the Agriculture segment's operations, potentially at higher levels in fiscal 2001 than in fiscal 2000, due in part to the costs associated with the Plan. In fiscal 2002, while still in the transition phase, the Agriculture segment's operating losses in total will likely continue, but we expect substantial improvement in the Agriculture Segment's operating results to begin.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   AGWAY INC.
                                  (Registrant)






Date    December 14, 2000                   By     /s/ PETER J. O'NEILL
     -----------------------                    ------------------------------
                                                     Peter J. O'Neill
                                                   Senior Vice President
                                                     Finance & Control
                                              (Principal Financial Officer and
                                                  Chief Accounting Officer)



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